Exhibit 10.3

June 24, 2009

Re:  Terms of Employment

Mr. Thomas H. Stoner, Jr.

Dear Mr. Stoner:

We are pleased to confirm the offer we have discussed with you for the position of President & CEO of Evergreen Energy Inc. (“Evergreen”).  Effective June 22, 2009, you were appointed to the Evergreen Board of Directors.  Please review the following terms of your employment offer:

Positions:	President, Chief Executive Officer and Director of Evergreen.

Start Date:	June 24, 2009 for the positions of President & Chief Executive Officer.

Base Pay:
Three Hundred Thousand Dollars ($300,000) spread out over 26 pay periods, subject to applicable tax withholding and payroll taxes.  For the first year of employment, you will receive 1/3 of the base pay in Evergreen stock and 2/3’s in cash.

Benefits:
Twenty seven (27) days per year of Paid Time off (vacation and sick leave combined) will be offered on an accrual basis.  Your PTO will accrue 8.31 hours per pay period beginning with your date of hire, which was May 7, 2009. You will be eligible for medical, dental and vision insurance beginning the first of the month following 30 days of employment or July 1, 2009.

Initial Equity Award:
500,000 options, priced at the close of business on June 24, 2009 and a term of five (5) years.  Upon termination, Mr. Stoner shall have twelve (12) months from the date of termination to exercise all or part of the Initial Equity Award.  Upon Mr. Stoner’s death, his estate shall also have twelve (12) months from his death to exercise all or part of the Initial Equity Award.

Performance based
Equity Awards:
The Equity Awards set forth below have a term of four (4) years from the date hereof to meet the specific requirements set for below and vest or each traunche not vested shall terminate and have not further force or effect.

1,000,000 shares when the Evergreen share price closes at or above $1.50 per share for 60 consecutive days.

500,000 shares when the Evergreen share price closes at or above $2.00 per share for 60 consecutive calendar days.

500,000 shares when the Evergreen share price closes at or above $2.50 per share for 60 consecutive calendar days.

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

500,000 shares when the Evergreen share price closes at or above $3.00 per share for 60 consecutive calendar days.

500,000 shares when the Evergreen share price closes at or above $4.00 per share for 60 consecutive calendar days.

Inducement Grants:	All equity awards provided for herein are inducement grants and the grants shall not be awarded for any of Evergreen’s equity incentive stock plans.

Performance based
Cash Award:
A variable annual performance award targeted at 50% of base pay based upon meeting individual and company objectives.  For the remainder of 2009, the targeted bonus award will be $150,000 even though it is for a less than one year period.  All compensation awards are contingent on Evergreen Board of Director’s approval.

Adjustments for Stock
Split, Stock Dividend,
Etc.:
If Evergreen shall at any time increase or decrease the number of its outstanding shares of stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the stock, then in relation to the stock that is affected by one or more of the above events, the numbers, rights, vesting requirements and privileges of the following shall be increased, decreased or changed in like manner.

Tax Obligations:	Evergreen assumes no obligation in assisting Mr. Stoner with any tax issues he assumes, including if and when vesting occurs on the Equity Based Performance Awards.

No Early Vesting:
Without Evergreen’s Board of Directors approval, there will be no early vesting or granting of Performance Based Equity or Cash Awards for any reason, including Mr. Stoner’s termination with or without cause or for a change of control of the Board of Directors; provided however, that if a merger or acquisition occurs which includes substantially all of Evergreen’s assets or shares and the price per share of such transaction exceeds a vesting target price, then early vesting for the traunche(s) below the transaction share price will occur without the requirement of the 60 day condition being satisfied.

Other Conditions:
You have previously executed Evergreen’s standard Non-Disclosure Agreement and Information Verification Agreement.  This offer assumes that you have no desire to alter or change your execution of those documents.  Evergreen can request that anyone be drug tested based on reasonable suspicion and Evergreen can do random drug site tests at any time.  Your employment is at will and either you or Evergreen may terminate the relationship at any time.

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

If the foregoing is in accordance with your understanding, please indicate so by signing below and returning to me.

Evergreen Energy Inc.

/s/ M. Richard Smith
M. Richard Smith
Chairman of the Board of Directors

Approved and accepted this 24th day of June, 2009

/s/ Thomas H. Stoner, Jr.
Thomas H. Stoner, Jr.

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430